FOR IMMEDIATE RELEASE

A. SCHULMAN REPORTS INCREASED SALES AND INCOME
FOR SECOND QUARTER AND FIRST SIX MONTHS OF FISCAL 2004

— North American and European operations continue to improve —

— New manufacturing facilities in Poland and China near completion —

— Company expects further improvement in third quarter —

AKRON, Ohio – April 8, 2004 – A. Schulman Inc. (Nasdaq: SHLM) announced today that net income for the second fiscal quarter ended February 29, 2004 was $5,310,000 or $0.17 per diluted share, up 13.6% over net income of $4,673,000 or $0.15 per share for the comparable quarter last year.

Sales for the quarter were $291.2 million, an increase of $23.0 million or 8.6% over sales of $268.2 million in the same period last year. The translation effect of foreign currencies, primarily the Euro, increased sales by $26.8 million or 10%. Tonnage was down 7.7%, but higher prices and product mix increased sales by 6.3%.

For the six-month period ended February 29, 2004, net income was $14,854,000 or $0.49 per diluted share, an increase of 14.1% over last year’s six-month net income of $13,017,000 or $0.43 per share. Sales for the 2004 six-month period were $589.0 million, up $53.9 million or 10.1% over sales of $535.1 million for the comparable period last year. The translation effect of foreign currencies increased sales by $51.3 million or 9.6%, while price and product mix added 3.9% to sales. Tonnage declined 3.4% from the same period last year.

“Net income for the second quarter was better than last year, even though the month of December 2003, typically a soft month, was worse than anticipated,” said Terry L. Haines, president and chief executive officer.

Review of European and North American Operations
 Sales in Europe, including Asia, were up $24.1 million or 13.9% for the second quarter and $50.6 million or 14.9% for the six-month period. The translation effect of currencies accounted for a large portion of the increase in sales. Total tonnage was down 6.6% for the quarter and 3.4% for the six-month period, primarily from a volume decline in merchant and distribution activities. Manufacturing volume was up 1% for the quarter and 5% for the six-month period.

Gross profits in Europe and Asia were up $3.1 million or 10.3% for the quarter and $7.3 million or 12% for the six-month period. The gross profit margin in the second quarter was off approximately 50 basis points, primarily due to a decline in merchant and distribution margins. Income before interest and taxes was $14,789,000 for the quarter, down 6.1% from last year’s second quarter, but the six-month period was flat compared with the same period last year.

There was a significant improvement in North America for the quarter. The second-quarter loss before interest and taxes was $3,248,000 compared with a loss of $5,053,000 for the same quarter last year. For the six-month period, the loss was $3,828,000, an improvement from the $6,246,000 loss reported in the same period last year. A major reason for the reduction in losses was an improvement in gross profit margin. The gross profit margin for the second quarter was 9.5% compared with 8.9% a year ago. For the six-month period, the margin was 10.7% compared with 10.1% last year.

Selling, general and administrative expenses in North America declined by $857,000 for the quarter and $1,288,000 for the six-month period. The higher gross profit margin and lower expenses were the result of an improvement in selling prices as well as operational and cost efficiencies achieved from the Company’s fiscal 2003 North American restructuring program. However, benefits from last year’s restructuring program were partially offset by tonnage declines of 9.6% for the quarter and 3.4% for the six-month period.

Effective Tax Rates
 The effective tax rates of 50.9% for the second quarter and 44.9% for the six-month period were higher than the statutory rate of 35% because no tax benefits have been recognized on losses in the United States.

New Manufacturing Facilities
 The Company’s new manufacturing plant in Poland is near completion. This facility, with a cost of $3.5 million, is scheduled for start-up in May this year. It will have an annual capacity of 3 million pounds and will produce color concentrates for the Eastern European market.

A. Schulman is also building a new $7.5 million manufacturing facility in China, scheduled for start-up in summer 2004. This facility will have an annual capacity of approximately 40 million pounds, and will initially serve customers in the film and packaging markets. Because of the promising outlook for business opportunities in China, the Company is considering adding another manufacturing line to the facility in the near future.

Business Overview and Outlook
 In the latter part of the second quarter, A. Schulman saw an improvement in orders, especially in Germany. In North America, however, the Company continues to experience declines in volume, especially as it raises selling prices to cover the higher cost of plastic resins primarily due to increases in the costs of oil and natural gas.

Nevertheless, the Company anticipates a strong improvement in fiscal third-quarter net income to approximately $0.30 per share or more compared with the third quarter of last year when net income was $0.08 per share after restructuring charges of $4.1 million.

The translation effect of foreign currencies will continue to have a positive impact on third-quarter net income, and the Company expects some volume improvement in the third quarter. The gross profit margin in North America should also improve due to A. Schulman’s commitment to increase selling prices to cover the higher cost of plastic resins. In addition, the Company will continue to benefit from the efficiencies and cost reductions resulting from last year’s North American restructuring program. It also has reduced costs in its European operations by reducing shifts and employment levels on selected lines at certain locations.

“We do not expect to see any major change in the competitive environment for our industry, at least in the near term,” Haines said. “We will continue to monitor conditions to ensure that our manufacturing capacity is properly aligned with market demand. In order to effectively compete, we need to be not only a low-cost and efficient producer, but also to be close to our customers throughout the world. Our financial resources and balance sheet strength enable us to implement actions that maintain our position as one of the leaders in our industry. We remain confident in our ability to pursue growth opportunities throughout the worldwide markets.”

Conference Call on the Web
 A live Internet broadcast of A. Schulman’s conference call regarding fiscal 2004 second-quarter earnings can be accessed at 3:30 p.m. Eastern time on Thursday, April 8, 2004, on the Company’s website, www.aschulman.com. An archived replay of the call will be available on the website.

About A. Schulman Inc.
 Headquartered in Akron, Ohio, A. Schulman is a leading international supplier of high-performance plastic compounds and resins. These materials are used in a variety of consumer, industrial, automotive and packaging applications. The Company employs about 2,400 people and has 12 manufacturing facilities in North America, Europe and the Asia-Pacific region. Revenues for the fiscal year ended August 31, 2003, were approximately $1.1 billion. Additional information about A. Schulman can be found at www.aschulman.com.

Forward-Looking Statements
 Statements in this release which are not historical facts are forward-looking statements which involve risks and uncertainties and actual events or results could differ materially from those expressed or implied in this release. These “forward-looking statements” are based on currently available information. They are also inherently uncertain, and investors must recognize that events could turn out to be significantly different from what was expected. Examples of such uncertainties include, but are not limited to, the following:

•	Worldwide and regional economic, business and political conditions

•	Fluctuations in the value of the currencies in major areas where the Company operates, i.e., the U.S. dollar, the Euro, U.K. pound sterling, Canadian dollar, Mexican peso, Chinese yuan and Indonesian rupiah

•	Fluctuations in the prices of plastic resins and other raw materials

•	Changes in customer demand and requirements

•	Outcome of any legal claims

In addition, this release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. A. Schulman does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release. Further information concerning issues that could materially affect financial performance related to forward-looking statements can be found in A. Schulman’s periodic filings with the Securities and Exchange Commission.

# # #

A. Schulman Inc. and its Consolidated Subsidiaries
Financial Highlights

	Three Months Ended		Six Months Ended
	February 29, 2004	February 28, 2003	February 29, 2004	February 28, 2003
	(UNAUDITED)		(UNAUDITED)
Net Sales	$291,246,000	$268,185,000	$589,003,000	$535,051,000
Interest and Other Income	382,000	521,000	874,000	1,107,000

	291,628,000	268,706,000	589,877,000	536,158,000

Cost of Sales	248,609,000	229,170,000	499,497,000	454,315,000
Other Costs and Expenses	32,211,000	29,597,000	63,424,000	57,305,000

	280,820,000	258,767,000	562,921,000	511,620,000

Income Before Taxes	10,808,000	9,939,000	26,956,000	24,538,000
Provision for U.S. and Foreign Income Taxes	5,498,000	5,266,000	12,102,000	11,521,000

Net Income	$5,310,000	$4,673,000	$14,854,000	$13,017,000

Weighted Average Number of Shares Outstanding:
Basic	30,122,623	29,474,393	29,945,979	29,468,890
Diluted	30,588,185	29,827,120	30,314,277	29,894,423
Earnings per Share:
Basic	$0.18	$0.16	$0.50	$0.44
Diluted	$0.17	$0.15	$0.49	$0.43

Condensed Balance Sheet
			February 29, 2004	August 31, 2003
			(UNAUDITED)
Assets
Current Assets			$505,568,000	$446,973,000
Other Assets			22,686,000	23,870,000
Net Property, Plant and Equipment			183,483,000	173,029,000

			$711,737,000	$643,872,000

Liabilities and Stockholders’ Equity
Current Liabilities			143,864,000	$127,507,000
Long-Term Debt			60,615,000	68,698,000
Deferred Credits and Other Long-Term Liabilities, Etc			72,541,000	64,846,000
Stockholders’ Equity			434,717,000	382,821,000

			$711,737,000	$643,872,000

Supplemental Segment Information	(UNAUDITED)
Three months ended February 29, 2004:	North America	Europe	Interest Expense, Net	Consolidated
Sales to unaffiliated customers	$93,419,000	$197,827,000	$—	$291,246,000

Gross profit	$8,866,000	$33,771,000	$—	$42,637,000

Income (loss) before interest and taxes	$(3,248,000)	$14,789,000	$—	$11,541,000
Interest expense, net	—	—	(733,000)	(733,000)

Income (loss) before taxes	$(3,248,000)	$14,789,000	$(733,000)	$10,808,000

Three months ended February 28, 2003:
Sales to unaffiliated customers	$94,502,000	$173,683,000	$—	$268,185,000

Gross profit	$8,389,000	$30,626,000	$—	$39,015,000

Income (loss) before interest and taxes (1)	$(5,053,000)	$15,748,000	$—	$10,695,000
Interest expense, net	—	—	(756,000)	(756,000)

Income (loss) before taxes	$(5,053,000)	$15,748,000	$(756,000)	$9,939,000

(1)	Certain items previously reported have been reclassified to conform to the fiscal 2004 presentation

Supplemental Segment Information	(UNAUDITED)
Six Months ended February 29, 2004:	North America	Europe	Other	Consolidated
Sales to unaffiliated customers	$197,692,000	$391,311,000	$—	$589,003,000

Gross profit	$21,129,000	$68,377,000	$—	$89,506,000

Income (loss) before interest and taxes	$(3,828,000)	$32,236,000	$—	$28,408,000

Interest expense, net	—	—	(1,452,000)	(1,452,000)

Income (loss) before taxes	$(3,828,000)	$32,236,000	$(1,452,000)	$26,956,000

Six Months ended February 28, 2003:
Sales to unaffiliated customers	$194,373,000	$340,678,000	$—	$535,051,000

Gross profit	$19,706,000	$61,030,000	$—	$80,736,000

Income (loss) before interest and taxes (1)	$(6,246,000)	$32,242,000	$—	$25,996,000
Interest expense, net	—	—	(1,458,000)	(1,458,000)

Income (loss) before taxes	$(6,246,000)	$32,242,000	$(1,458,000)	$24,538,000

(1)	Certain items previously reported have been reclassified to conform to the fiscal 2004 presentation